EXHIBIT 3.1(iii)

MONARCH COMMUNITY BANCORP, INC.

ARTICLES SUPPLEMENTARY

REDESIGNATING AND RECLASSIFYING 6,785 SHARES

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

Monarch Community Bancorp, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: By or as contemplated by Articles Supplementary filed with the Department on February 3, 2009 (the “Series A Articles Supplementary”), the Company classified and designated 6,785 shares of its authorized but unissued Preferred Stock, par value $0.01 per share (“Preferred Stock”), as a separate class of Preferred Stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such shares, all as set forth in the Series A Articles Supplementary.

SECOND: No shares of Preferred Stock of the Company previously classified and designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A pursuant to or as contemplated by the Series A Articles Supplementary are either issued or outstanding as of the date hereof.

THIRD: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article VI of the Articles of Incorporation of the Company filed with the Department on March 22, 2002, as amended and supplemented to date (the “Charter”), and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company and/or a duly authorized committee thereof (the “Board of Directors”), by resolutions duly adopted on March 27, 2014 (the “Resolutions”), has determined it to be in the best interest of the Company that the 6,785 shares of Preferred Stock of the Company previously classified and designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A pursuant to or as contemplated by the Series A Articles Supplementary be reclassified and redesignated to be and become Preferred Stock of the Company as otherwise authorized for issuance under the Charter of the Company, without further designation and without any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Company generally, such that the same, as shares of Preferred Stock otherwise authorized for issuance under the Charter, shall be available for future reclassification and available for issuance upon proper authorization by the Board of Directors from time to time.

FOURTH: The 6,785 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as aforesaid, have been redesignated and reclassified as aforesaid by the Board of Directors, pursuant to and as contemplated by the Resolutions, under the authority contained in the Charter.

FIFTH: These articles supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These articles supplementary shall be effective at the time the Department accepts them for record.

SEVENTH: The undersigned Chief Executive Officer of the Company acknowledges these articles supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 2nd day of April, 2014.

MONARCH COMMUNITY BANCORP, INC.

By:	/s/ Richard J. DeVries
Richard J. DeVries, CEO

ATTEST:

/s/ Andrew J. Van Doren
Andrew J. Van Doren, Secretary Secretary

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